EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DATE: February 9, 2018

ARC Group Worldwide Reports Fiscal Year Second Quarter 2018 Results

DELAND, FL., February 9, 2018—ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and metal 3D printing solutions, today reported its results for the period ending December 31, 2017, its fiscal second quarter 2018.

Quarterly Financial Summary

Fiscal second quarter 2018 revenue from continuing operations was $18.4 million, compared to $27.0 million in the prior year period.  The decrease in revenue was primarily driven by lower metal injection molding (“MIM”) and plastics sales, the combination of reduced sales and delayed orders by customers in the firearm and defense markets.  The Company’s international performance continues to improve, however, as revenues from Hungarian operations increased 16.6% year-over-year to $2.3 million.  Finally, the Company’s 3DMT business unit reported record quarterly revenue of $0.9 million, a 63.1% increase over the comparable prior year period.

Lower production volumes and planned, targeted inventory reduction initiatives impacted the Company’s operational efficiency during the quarter, as gross profit from continuing operations was $(0.4) million, compared to $4.5 million for the prior year period.  More specifically, as part of the Company’s plan to reduce inventory levels in order to improve cash flow and match current market conditions, the Company reduced selected inventory by $0.7 million within certain business units comprising the Precision Components Group.  This reduction in inventory resulted in a corresponding similar increase in expense recognition, negatively impacting gross profit by $0.7 million in the quarter, or 16.2% of the overall decrease in gross margin.  Further, the inventory initiatives also resulted in a significant reduction in production hours at associated facilities during the quarter, which further affected financial performance due to a reduction in ongoing cost absorption.

Selling, general and administrative expenses for the fiscal second quarter 2018 declined to $3.6 million, a decrease from $4.7 million in the prior year period.  Expense reductions were primarily attributable to the Company’s ongoing cost review and elimination initiatives.

Net loss from continuing operations for the fiscal second quarter 2018 was $4.3 million, compared to net loss from continuing operations of $0.4 million for the prior year period.

ARC’s interim CEO, Drew M. Kelley, commented, “Management remains focused on returning the Company to profitability and improving cash flow generation by driving existing product revenue, increasing operational efficiency, and rightsizing the balance sheet.  Overall, the quarterly results, while not indicative of the Company’s operating potential, do reflect progress towards our planned turnaround.  Notably, during the quarter we refocused our sales approach and realigned our internal sales resources accordingly.  While we expect the Company’s top line outlook to stabilize and begin to improve during the balance of our fiscal year, these changes were designed to better align our engineering and technical sales capabilities in order to drive incremental revenue from existing customers and on existing production parts.  Similarly, while we are encouraged by the recent improving outlook for many customers in the firearms sector, we reallocated our sales resources to drive growth in other key markets, specifically the medical and aerospace industries – two key areas of growth for both our 3DMT and MIM businesses.  Overall, given our recent cost reduction initiatives, we expect flow through from increased sales to impact the bottom-line with greater efficiency going forward as revenue returns to normalized levels.”

Mr. Kelley continued, “Having completed many of our initial strategic objectives during the prior quarters, including the elimination of more than $9.2 million in annual costs, driving working capital improvement, and divesting non-core businesses, one of our primary initiatives during the recent quarter was to reduce inventory levels in certain businesses to more sustainable levels based on current market demand.  While these targeted reductions were detrimental to our financial results during the quarter, they were necessary in order to properly position the Company for greater operational and financial efficiency going forward.  While we expect some inventory reductions to continue into the second half of fiscal year 2018, the financial impact should lessen, as several facilities have already begun to ramp up production given increased customer demand and a growing new product sales pipeline.  Overall, as a product of these cost cutting and inventory reductions inititiaves, we expect profitability and cash flow generation to improve throughout calendar year 2018.”

“Finally, the Company recently announced a $10.0 million fully-committed, rights offering.  We believe this investment by key shareholders demonstrates the Company’s overall intrinsic value and progress towards operational stability and growth.”

GAAP to Non-GAAP Reconciliation

The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe are representative or indicative of its results of operations.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.  Specifically, EBITDA from Continuing Operations, EBITDA Margin from Continuing Operations, Facility EBITDA from Continuing Operations, Facility EBITDA Margin from Continuing Operations, Adjusted Earnings, and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin from Continuing Operations and Facility EBITDA Margin from Continuing Operations are calculated by dividing EBITDA from Continuing Operations and Facility EBITDA from Continuing Operations, respectively, by sales.

The reconciliation to GAAP is as follows (dollars in thousands):

	December 31,	January 1,
For the three months ended:	2017	2017
Net Loss	$(4,322)	$(710)
Interest Expense, Net	927	1,030
Income Taxes	(366)	30
Depreciation and Amortization	2,534	2,498
Adjustment to Exclude Loss from Discontinued Operations	6	331
EBITDA from Continuing Operations	$(1,221)	$3,179
EBITDA Margin from Continuing Operations	(6.7)%	11.8%
Corporate Expenses	1,073	158
Facility EBITDA from Continuing Operations	$(148)	$3,337
Facility EBITDA Margin from Continuing Operations	(0.8)%	12.4%

Net Loss	$(4,322)	$(710)
Adjustment to Exclude Loss from Discontinued Operations, Net of Tax	6	331
Reorganization/Transaction Expenses	86	29
Adjusted Earnings	$(4,230)	$(350)
Adjusted Earnings Per Share	$(0.23)	$(0.02)
Weighted Average Common Shares Outstanding	18,265,323	18,123,883

EBITDA from Continuing Operations excludes interest expense, net and income taxes as these items are associated with our capitalization and tax structures.  EBITDA from Continuing Operations also excludes depreciation and amortization expense as these non-cash expenses reflect the impact of prior capital expenditure decisions, which may not be indicative of future capital expenditure requirements.  EBITDA from Continuing Operations excludes the (income) or loss associated with discontinued operations.

Facility EBITDA from Continuing Operations consists of EBITDA from our operating segments, which excludes Corporate Expenses.  We believe this is a meaningful measurement of the operating performance of our manufacturing facilities.  Corporate Expenses primarily consist of costs not allocated to our manufacturing facilities, such as compensation related costs for employees assigned to corporate, board of directors fees and expenses, professional fees, insurance costs, and marketing costs.

Adjusted Earnings removes the impact of reorganization/transaction related expenses and the impact of discontinued operations.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees.  Transaction expenses are primarily professional fees related to the refinancing of debt and the sale of non-core assets.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a global advanced manufacturing and metal 3D printing service provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, thixomolding, and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates, and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events, or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition, and results of operations, readers are encouraged to review Item 1A.  – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2017, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended		For the six months ended
	December 31,	January 1,	December 31,	January 1,
	2017	2017	2017	2017
Sales	$18,354	$27,009	$38,304	$52,722
Cost of sales	18,724	22,505	37,251	43,539
Gross profit	(370)	4,504	1,053	9,183
Selling, general and administrative	3,552	4,660	7,038	9,517
Loss from operations	(3,922)	(156)	(5,985)	(334)
Other income, net	167	837	130	804
Interest expense, net	(927)	(1,030)	(1,939)	(2,137)
Loss on extinguishment of debt	—	—	—	(723)
Loss before income taxes	(4,682)	(349)	(7,794)	(2,390)
Income tax benefit (expense)	366	(30)	194	1,301
Net loss from continuing operations	(4,316)	(379)	(7,600)	(1,089)
(Loss) gain on sale of subsidiaries and income (loss) from discontinued operations, net of tax	(6)	(331)	(276)	3,986
Net (loss) income	(4,322)	(710)	(7,876)	2,897
Net income attributable to non-controlling interest
Continuing operations	—	—	—	(22)
Discontinued operations	—	—	—	(4)
Net income attributable to non-controlling interest	—	—	—	(26)
Net (loss) income attributable to ARC Group Worldwide, Inc.	$(4,322)	$(710)	$(7,876)	$2,871

Net (loss) income per common share, basic and diluted:
Continuing operations	$(0.24)	$(0.02)	$(0.42)	$(0.06)
Discontinued operations	$—	$(0.02)	$(0.01)	$0.22
Attributable to ARC Group Worldwide, Inc.	$(0.24)	$(0.04)	$(0.43)	$0.16

Weighted average common shares outstanding:
Basic and diluted	18,265,323	18,123,883	18,229,320	18,123,883

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2017	June 30, 2017
ASSETS
Current assets:
Cash	$387	$593
Accounts receivable, net	10,769	10,488
Inventories, net	14,342	14,369
Prepaid expenses and other current assets	2,382	3,152
Current assets of discontinued operations	—	1,452
Total current assets	27,880	30,054
Property and equipment, net	39,417	41,349
Goodwill	6,412	6,412
Intangible assets, net	17,942	19,624
Other	356	291
Long-term assets of discontinued operations	—	1,893
Total assets	$92,007	$99,623

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,160	$8,681
Accrued expenses and other current liabilities	2,153	3,273
Deferred revenue	1,387	1,165
Bank borrowings, current portion of long-term debt	1,747	1,701
Capital lease obligations, current portion	1,455	1,470
Accrued escrow obligations, current portion	1,212	1,212
Current liabilities of discontinued operations	—	283
Total current liabilities	18,114	17,785
Long-term debt, net of current portion	43,358	42,822
Capital lease obligations, net of current portion	1,196	1,888
Accrued escrow obligations, net of current portion	942	1,184
Other long-term liabilities	927	1,017
Long-term liabilities of discontinued operations	—	260
Total liabilities	64,537	64,956

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 18,282,681 shares issued and 18,274,280 shares issued and outstanding at December 31, 2017, and 18,180,027 shares issued and 18,171,626 shares issued and outstanding at June 30, 2017	10	10
Treasury stock, at cost; 8,401 shares at December 31, 2017 and June 30, 2017	(94)	(94)
Additional paid-in capital	31,675	31,109
Retained earnings (accumulated deficit)	(4,321)	3,569
Accumulated other comprehensive income	200	73
Total equity	27,470	34,667
Total liabilities and equity	$92,007	$99,623

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the six months ended
	December 31, 2017	January 1, 2017
Cash flows from operating activities:
Net (loss) income	$(7,876)	$2,897
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	5,051	4,889
Share-based compensation expense	397	375
Loss (gain) on sale of subsidiaries	109	(5,418)
Bad debt expense and other	84	49
Deferred income taxes	—	(286)
Changes in working capital:
Accounts receivable	(137)	(621)
Inventory	(138)	(2,374)
Prepaid expenses and other assets	609	(306)
Accounts payable	1,486	1,628
Accrued expenses and other current liabilities	(1,472)	(700)
Deferred revenue	222	(629)
Net cash used in operating activities	(1,665)	(496)

Cash flows from investing activities:
Purchases of property and equipment	(1,500)	(2,901)
Proceeds from sale of subsidiary	3,000	10,538
Net cash provided by investing activities	1,500	7,637

Cash flows from financing activities:
Proceeds from debt issuance	49,533	48,773
Repayments of long-term debt and capital lease obligations	(50,040)	(57,397)
Payment of distributions to non-controlling membership interests from the sale of subsidiary	—	(438)
Purchase of non-controlling membership interests	—	(200)
Issuance of common stock under employee stock purchase plan and exercise of stock options	155	—
Net cash used in financing activities	(352)	(9,262)
Effect of exchange rates on cash	311	(284)
Net decrease in cash	(206)	(2,405)
Cash, beginning of period	593	3,620
Cash, end of period	$387	$1,215
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,244	$1,913
Cash paid for income taxes, net of refunds	$48	$(877)